As filed with the Securities and Exchange Commission on February 28, 2018
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under the Securities Act of 1933

LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda	98-1386359 (I.R.S. Employer Identification No.)
(Address of Principal Executive Offices) (Zip Code)

Liberty Latin America 401(k) Savings Plan
(Full title of plan)
John M. Winter, Esq. Liberty Latin America Ltd. Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (303) 925-6000 (Name, Address and Telephone Number, Including Area Code, of Agents for Service)	Copy to: Renee L. Wilm, Esq. Beverly B. Reyes, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                    Accelerated filer ☐
Non-accelerated filer ☑                    Smaller reporting company ☐
        (Do not check if a smaller reporting company)        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Class C common shares, par value $0.01 per share	300,000	$22.81	$6,843,000	$852

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the Liberty Latin America 401(k) Savings Plan after the operation of any anti-dilution and other provisions under such plan.

(2)
In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)
Based upon the average of the high and low trading prices reported for the Registrant’s Class C common shares, par value $0.01 per share, on the Nasdaq Global Select Market on February 23, 2018 (which was $22.81).

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Liberty Latin America Ltd. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 14, 2018;

2.	Current Reports on Form 8-K filed on January 5, 2018 and February 12, 2018; and

3.
The description of the Registrant’s Class C common shares, par value $.01 per share, contained in the Registrant’s Form 8-A filed under the Exchange Act on December 28, 2017 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Liberty Latin America 401(k) Savings Plan with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated

Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.
Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.
The Registrant’s bye-laws provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Registrant will advance funds to its officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. The Registrant’s bye-laws provide that its shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and will maintain a directors’ and officers’ liability policy for such purpose and will enter into indemnification agreements with its directors and officers to provide for indemnification to the extent permitted by Bermuda law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Bye-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2018 (File No. 001-38335).

4.2
Specimen Certificate for Class C common shares, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed on November 16, 2017 (File No. 333-221608)).

5.1	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1	Consent of KPMG LLP (U.S.).

23.2	Consent of KPMG Auditores Consultores Ltda.

23.3	Consent of KPMG LLP (U.K.).

23.4	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1	Power of Attorney (begins on page II-7).

99.1	Volume Submitter Defined Contribution Plan Fidelity Basic Plan Document No. 17.

99.2
Adoption Agreement No. 001 for use with Fidelity Basic Plan Document No. 17, dated as of January 30, 2018, of LiLAC Communications Inc. and accepted by Fidelity Management Trust Company, as Trustee (together with the Volume Submitter Defined Contribution Plan Fidelity Basic Plan Document No. 17, the “Liberty Latin America 401(k) Savings Plan”).

The Registrant will submit or has submitted the Liberty Latin America 401(k) Savings Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of February, 2018.

LIBERTY LATIN AMERICA LTD.

By: /s/ John M. Winter Name: John M. Winter Title: Senior Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Committee for the Liberty Latin America 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of February, 2018.

LIBERTY LATIN AMERICA 401(k) SAVINGS PLAN

By: /s/ John M. Winter Name: John M. Winter Title: Member of Plan Committee

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Winter and Christopher Noyes his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael T. Fries	Executive Chairman of the Board	February 28, 2018
Michael T. Fries

/s/ Balan Nair	President, Chief Executive Officer (Principal Executive Officer) and Director	February 28, 2018
Balan Nair

/s/ Christopher Noyes	Chief Financial Officer (Principal Financial Officer) and Senior Vice President	February 28, 2018
Christopher Noyes

/s/ Brian Zook	Chief Accounting Officer (Principal Accounting Officer) and Managing Director	February 28, 2018
Brian Zook

/s/ Alfonso de Angoitia Noriega	Director	February 28, 2018
Alfonso de Angoitia Noriega

/s/ Charles H.R. Bracken	Director	February 28, 2018
Charles H.R. Bracken

Name	Title	Date
/s/ Miranda Curtis	Director	February 28, 2018
Miranda Curtis

/s/ Paul A. Gould	Director	February 28, 2018
Paul A. Gould

/s/ John C. Malone	Director	February 28, 2018
John C. Malone

/s/ Brendan Paddick	Director	February 28, 2018
Brendan Paddick

/s/ Eric L. Zinterhofer	Director	February 28, 2018
Eric L. Zinterhofer